Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated July 31, 2013

Supplementing the Preliminary Prospectus Supplement, dated July 31, 2013

Registration No. 333-184065

D.R. Horton, Inc.

$400,000,000 5.750% Senior Notes due 2023

Pricing Supplement

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer	D.R. Horton, Inc.

Title of Securities	5.750% Senior Notes due 2023

Aggregate Principal Amount	$400,000,000

Maturity Date	August 15, 2023

Coupon	5.750%

Public Offering Price	100.000%

Yield to Maturity	5.750%

Spread to Benchmark Treasury	+310 basis points

Benchmark Treasury	UST 1 3/4 % due May 15, 2023

Interest Payment Dates	February 15 and August 15 of each year, beginning on February 15, 2014

Record Dates	February 1 and August 1 of each year

Optional Redemption	Make-whole call at T+50 bps plus accrued and unpaid interest and additional interest, if any, prior to May 15, 2023, and thereafter at par.

Change of Control Triggering Event	101% of principal plus accrued and unpaid interest

Underwriting Discount	0.750%

Trade Date	July 31, 2013

Settlement Date	August 5, 2013 (T+3)

CUSIP/ISIN Numbers	CUSIP: 23331A BH1 ISIN: US23331ABH14

Denominations/Multiple	$2,000 / $1,000

Joint Book-Running Managers	Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
RBS Securities Inc.
Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus and a related prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents D.R. Horton, Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611, by email to prospectus.CPDG@db.com or at the following address: Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attn: Prospectus Group.

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